                                 EXHIBIT 10(l)

                AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT BETWEEN
                 HANOVER FOODS CORPORATION AND JOHN A. WAREHIME

         This document, dated as of February 13, 1997, shall constitute Amendment No. 1 to an Employment Agreement dated as of June 12, 1995 (the "Employment Agreement") between Hanover Foods Corporation (the "Employer")and John A. Warehime (the "Employee).

                                   Background

         As of June 12, 1995, Employer and Employee entered into the Employment Agreement. The parties desire to amend the Employment Agreement as set forth herein.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1.       Definitions

                  The definitions contained in the Employment Agreement shall apply to this Amendment No. 1.

         2.       Amendments

                  The following provisions of the Employment Agreement shall be amended as follows:

                           Section 4.1.1             Change this Section to
read in full as follows, effective retroactively as if such change were originally contained in the Employment Agreement:

                  "4.1.1 During the initial Contract Year of the Term from April 1, 1994 to April 1, 1995, at the rate of Four Hundred and Ninety-eight Thousand, Eight Hundred and Sixty-six ($498,866) Dollars per annum."

                           Section 7.:  Change this Section to read in full as
follows, effective retroactively as if such change were originally contained in the Employment Agreement:

                  "7. BONUSES         The Employer shall pay an annual bonus in
cash or Class A common stock of the Employer of equal value, at the sole option of the Employee.

                           "7.1       The bonus shall be equal to the sum of
the following:



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
                              "7.1.1         if Pre-tax Earnings of the Employer
are $5 million or more in any Contract Year of the Term, the bonus shall equal $100,000 plus ten (10%) percent of Pre-tax Earnings over $5 million, but in no event shall the total bonus payable under this Section 7.1.1, plus the total amount payable under Section 4 hereof, exceed $1 million in any Contract Year; if Pre-tax Earnings of the Employer are below $5 million in any Contract Year of the Term, no bonus is payable under this Section 7.1.1.

Plus

                              "7.1.2         a bonus equal to the gross
dollar value (if any) of 1,500 performance units which shall be valued at the end of each Contract Year of the Term as set forth in Addendum No. 2 hereto.
The bonus computed pursuant to Addendum No. 2 is based upon the relative prior five-year performance of the Employer (using the five-year average sales growth and operating profits) as compared to an industry peer group. The industry peer group shall consist of the following companies: Curtice Burns Foods (Rochester, NY), Seneca Foods Corp. (Pittsford, NY), Stokely USA, Inc. (Green Bay, WI), United Foods, Inc. (Bells, TN) and Dean Foods (Franklin Park, IL). It is the intention of the parties that the industry peer group data will be appropriately and fairly adjusted to provide, to the extent feasible, a consistent method of comparing the performance of the Employee against the performance of top management in the industry peer group. In the case of any dispute concerning the interpretation of Addendum No. 2, the firm of Towers Perrin shall resolve such dispute and their determination shall be final, binding and conclusive upon the Employer and the Employee.

         "7.2     For purposes of determining the Employee's bonuses under this
Section 7, the Pre-Tax Earnings of the Employer shall be adjusted to account for the impact of any changes in accounting methods and to eliminate the effect of any unusual or non-recurring items."

         The Employee hereby agrees to waive any accrued rights he may have under the unamended Employment Agreement to a bonus for the Contract Year beginning April 1, 1996, which bonus the Employee and Employer acknowledge could amount, based upon the projected Pre-tax Earnings of the Employer, to over $2 million, and, instead, Employee hereby agrees to accept the bonus formula set forth in this Amendment No. 1 for the Contract Year beginning April 1, 1996.

         The Employee shall repay to the Employer the amount of the net excess compensation overpayment for Contract Years beginning prior to April 1, 1996 as a result of the changes made in this Amendment No. 1 to Section 4 and Section 7 of the Employment Agreement, which changes are retroactive to the date of the Employment Agreement; such repayment to the Employer shall be made without interest. It is agreed that the amount of the repayment due from the Employee to the Employer for such net excess compensation overpayment with respect to Contract Years beginning prior to April 1, 1996 is $83,024. The $83,024 shall be repaid by the Employee to the Employer solely out of the amount of the Salary increases hereafter due to the

Employee for Contract Years beginning on and after April 1, 1997 by reason of the provisions of Section 4.1.2, and the Employee shall have no other liability for such repayment.

                           Section 9.1:  Add the following sentence to the end
of Section 9.1:

                                      "Notwithstanding the foregoing, if the
Employer, acting through its Board of Directors (provided that a majority of its members were also directors on January 1, 1997), at any time after January 1, 1998, requests that the Employee cease to be Chairman of the Board and Chairman of the Employer, but continue as Chief Executive Officer and President of the Employer, the Employee shall relinquish his title as Chairman of the Board and Chairman of the Employer, but shall continue as Chief Executive Officer and President of the Employer with all of the powers, duties and authorities normally associated with those positions; in such event, the By-Laws of the Employer shall be amended to reflect that the Chief Executive Officer need not be Chairman of the Board or Chairman of the Employer."

                           Section 12:  Add the following sentence to the end
of Section 12:

                                      "Notwithstanding the foregoing, in no
event may the total vacation time exceed six weeks during any Contract Year."

                           Section 22.5:       Change the words "termination
pay" to "supplemental pension payments" in Section 22.5 and change the words "termination benefits" to "supplemental pension benefits."

                           Section 22.5.1.1    Change the words in Section
22.5.1.1 from "Without cause; or" to "Without cause by the Employer; or"

                           Section 23:         Change the first sentence to
read in full as follows: "At any time after January 1, 1998, the Employee may retire from the employ of the Employer if the Employee, at least thirty (30) days before the intended date of retirement, gives the Employer written notice specifying the intended date of retirement." Add the following sentence at the end of Section 23: "If the Employee elects to retire prior to the age of 65, the supplemental pension payments provided for in Section 24 shall be reduced by using the following formula: for each of the first sixty (60) calendar months by which the retirement date precedes the age of 65, the supplemental pension payments shall be reduced by five-ninths (5/9) of one percent and for each such calendar month in excess of sixty (60) calendar months the supplemental pension payments shall be reduced by five-eighteenths (5/18) of one percent.

                           Section 24:         Change the first sentence of
this Section to read in full as follows:  "Commencing not later than thirty
(30) days after the applicable Triggering Date or, if earlier, the date the Employee elects to retire, and in consideration of Employee's past services, Employer shall pay compensation to Employee or to his surviving spouse at a per annum rate equal to 60% of the amount of the Employee's Average Annual Compensation during the

Measurement Period, subject to reduction pursuant to Section 23 in the event the Employee elects to retire prior to age 65."

                           Section 25:         Change the words "termination
benefits" to "supplemental pension benefits" in Section 25.

                           Section 25.1.2:     Delete this provision.

                           Section 25.2:       Delete this provision.

                           Section 25.3:       Delete this provision.

                           Section 25.4:       Delete this provision.

                           Section 26:         Change the title of Section 26
from "Security" to "Security and Acceleration."  Change
Section 26 to read in full as follows:

         "26.1    In order to secure Employer's obligations to Employee and his surviving spouse under this Agreement, Employer shall, if and when requested by the Employee or his surviving spouse at any time after January 1, 1998, and provided that the cost does not exceed $25,000 per annum, cause a reputable bank reasonably acceptable to Employee to issue a Letter of Credit, in the face amount designated by Employee and in the form attached as Exhibit "A" ("Letter of Credit"), to be issued to the Employee or his surviving spouse as beneficiary, or, in lieu thereof, establish a mutually acceptable escrow arrangement. The Letter of Credit shall not expire sooner than one year and thirty (30) days after the date of its issuance. Employer shall maintain the Letter of Credit in effect at all times during the Term and any other period of time during which the Employee is entitled to any payments or benefits under Sections 22.5, 24 or 25 of this Agreement.

         "26.2    Employee will not present a draft under the Letter of Credit for payment unless (i) he shall have first made written demand on Employer for direct payment of the amount sought and Employer has not made full payment in cash to the Employee as required by this Agreement within thirty (30) days after the date of delivery of the written demand or (ii) a renewed Letter of Credit is not provided to the Employer at least thirty (30) days prior to the expiration date of the existing Letter of Credit. Employee shall not draw any funds under the Letter of Credit with respect of costs or expenses already reimbursed to him by Employer.

         "26.3    If the Employer fails to pay the Employee any of the
compensation or benefits (including, but not limited to, the supplemental pension payments and benefits) due to him under this Agreement, within thirty
(30) days after having received written notice from the Employee of such failure to pay, the Employee shall have the right to accelerate future payments of all sums due to Employee under this Agreement."


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
      3. Amended Employment Agreement Continues in Full Force and Effect.

         There are no amendments to the Employment Agreement except as specified herein. The Employment Agreement, as amended hereby, shall continue in full force and effect and constitutes the entire understanding of the parties with respect to its subject matter. Employee agrees that the compensation set forth in this Amendment No. 1 for the Contract Year of the Term beginning April 1, 1996 shall constitute his sole compensation due from the Employer with respect to such Contract Year, and hereby waives any rights to additional compensation for any period prior to the date of this Amendment No. 1.


         IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.





ATTEST/WITNESS:                             HANOVER FOODS CORPORATION


/s/ Patricia H. Townsend                    By: /s/ Gary T. Knisely     (SEAL)
-------------------------------                 ------------------------------



WITNESS/ATTEST:                             EMPLOYEE:


/s/ Diane C. Beaver                         /s/ John A. Warehime        (SEAL)
-------------------------------             ----------------------------------









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

HANOVER FOODS CORPORATION                                        APPENDIX NO. 2
CEO INCENTIVE ALTERNATIVES

LONG TERM COMPONENT

Features:
At the beginning of each year, 1,500 performance units are granted to the CEO. Units valued at the end of the year based on performance relative to industry peers.
Performance measures are five year average Sales Growth and Pre-Tax Earnings. No cap on unit values.
Unit values at different performance levels are represented in matrix form as follows:

                 110%          0            90            108          116           124          132           140          148
                 109%          0            86            104          112           120          128           136          144
                 108%          0            82            100          108           116          124           132          140
                 107%          0            78             96          104           112          120           128          136
                 106%          0            74             92          100           108          116           124          132
                 105%          0            70             88           96           104          112           120          128
                 104%          0            66             84           92           100          108           116          124
                 103%          0            62             80           88            96          104           112          120
Average          102%          0            58             76           84            92          100           108          116
Sales            101%          0            54             72           80            88           96           104          112
Growth           100%          0            50             68           76            84           92           100          108
                 99%           0            46             64           72            80           88            96          104
                 98%           0            42             60           68            76           84            92          100
                 97%           0            38             56           64            72           80            88           96
                 96%           0            34             52           60            68           76            84           92
                 95%           0            30             48           56            64           72            80           88
                 94%           0            26             44           52            60           68            76           84
                 93%           0            22             40           48            56           64            72           80
                 92%           0            18             36           44            52           60            68           76
                 91%           0            14             32           40            48           56            64           72
                 90%           0            10             18           26            34           42            50           58
-----------------------------------------------------------------------------------------------------------------------------------
                               0             0             0            0             0            0             0            0


                                            90%           92%          94%           96%          98%           100%         102%

                                                                               Average Earnings



              110%              156          164           172          180
              109%              152          160           168          176
              108%              148          156           164          172
              107%              144          152           160          168
              106%              140          148           156          164
              105%              136          144           152          160
              104%              132          140           148          156
              103%              128          136           144          152
Average       102%              124          132           140          148
Sales         101%              120          128           136          144
Growth        100%              116          124           132          140
              99%               112          120           128          136
              98%               108          116           124          132
              97%               104          112           120          128
              96%               100          108           116          124
              95%                96          104           112          120
              94%                92          100           108          116
              93%                88           96           104          112
              92%                84           92           100          108
              91%                80           88            96          104
              90%                66           74            82           90
-------------------------------------------------------------------------------------
                                  0            0             0            0


                                104%         106%          108%         110%

                                              Average Earnings


Average Sales Growth = Hanover Sales Growth (5 year average)/ Industry 5 year average.
Average earnings = Hanover 5 year average earnings(%)/ Industry average 5 year earnings(%)

Formula to calculate awards on either axis = {[(Actual Hanover/Actual Industry)
- 90%] x 400} + 10

Total value/unit = (Sales Growth Formula Calculation + Earnings Formula Calculation)

                               February 13, 1997

Mr. John A. Warehime, Chairman & CEO
Hanover Foods Corporation
P.O. Box 334
1486 York Street
Hanover, PA 17331

Dear Mr. Warehime:

       To induce John A. Warehime to execute Amendment No. 1 of even date herewith ("Amendment No. 1") his Employment Agreement dated as of June 12, 1995 with Hanover Foods Corporation, Hanover Foods Corporation agrees to defend, indemnify and hold harmless John A. Warehime and his estate and surviving spouse from any claim, loss, damage, liability or expense (including, but not limited to, investigative costs, court costs and reasonable attorney's fees) arising, directly or indirectly, out of (a) the execution or delivery of such Amendment No. 1, or (b) the Employment Agreement as amended by Amendment No. 1 including, but not limited to, any claims which have been or may in the future be brought against John A. Warehime in his capacity as a voting trustee or as a director, officer or shareholder of Hanover Foods Corporation.

       Hanover Foods Corporation shall be entitled to designate counsel for John A. Warehime provided such designation is reasonable.



                                     HANOVER FOODS CORPORATION

                                     BY:/s/ Clayton J. Rohrbach, Jr.
                                        --------------------------------
                                        Clayton J. Rohrbach, Jr.


                                        /s/ Gary T. Knisely
                                        --------------------------------
                                        Gary T. Knisely, Esq.

Agreed:

/s/ John A. Warehime
--------------------------------
John A. Warehime




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